Exhibit 99.1

FOR IMMEDIATE RELEASE

Protagenic Therapeutics Announces Resolution of Nasdaq Deficiency Notice

NEW YORK, March 21, 2024 — Protagenic Therapeutics, Inc. (Nasdaq: PTIX), a biopharmaceutical innovator, regained compliance with Nasdaq Listing Rule 5550(a)(2) as the closing bid price of shares of PTIX has remained above $1.00 per share for ten consecutive trading days. This resolves the issue of potential delisting from Nasdaq by May 19, 2024 that the company had been facing.

On Tuesday, November 21, 2023, the company received a deficiency letter from Nasdaq stating that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market, because it had not maintained a minimum bid price of $1.00 per share for 30 consecutive trading days. The Notification Letter stated that the company had 180 calendar days, or until May 19, 2024, to regain compliance by having a closing bid price of at least $1.00 per share for ten consecutive trading days. On March 19, 2024, the company received a formal notice from Nasdaq confirming that it has regained compliance with Listing Rule 5550(a)(2).

About Protagenic Therapeutics, Inc.:

Protagenic Therapeutics, Inc. (Nasdaq: PTIX) is committed to pioneering neuro-active peptides into therapeutics to mitigate stress-related disorders. For more information, visit www.protagenic.com.

About PT00114:

PT00114, a 41-amino-acid synthetic peptide, holds promise in treating various neuro-psychiatric conditions, including depression, anxiety, and PTSD. It operates with a novel mechanism, mirroring the active part of the natural brain hormone TCAP, thereby reducing circulating cortisol levels.

Forward-Looking Statements:

This press release contains forward-looking statements concerning Protagenic Therapeutics’ product candidates and clinical trial plans. These statements are subject to various risks and uncertainties. Investors are urged to exercise caution and not place undue reliance on these forward-looking statements.

Company Contact:

Alexander K. Arrow, MD, CFA Chief Financial Officer Protagenic Therapeutics, Inc. 149 Fifth Ave, Suite 500, New York, NY 10010. Tel: 213-260-4342 Email: alex.arrow@protagenic.com

Investor Relations Contact:

Kirin M. Smith, President, PCG Advisory, Inc. 950 Third Avenue, Suite #2700, New York, NY 10022. Tel: 646-823-8656 Email: ksmith@pcgadvisory.com